Exhibit (a)(5)(i)

Envigado, December 20, 2023

ACQUISITION AND DISPOSAL OF SECURITIES

Almacenes Éxito S.A. (“Éxito”) informs its shareholders and the market, that its Board of Directors authorized two administrators (one member of the Board of Directors (whose intention is to dispose of 62.109 Brazilian Depositary Receipts Level II) and a member of the senior management (whose intention is to dispose of 438 ordinary shares)) to dispose of the securities in the Company owned by them, in the framework of the public tender offers launched by Cama Commercial Group, Corp. last December 10 in Colombia and on December 18 in the United States (the “TOs”)1.

Since these transactions are not speculative transactions, in the case of the member of the Board of Directors, the authorization was granted with the favorable vote of all the members of the Board of Directors, excluding the applicant; and in the case of the member of senior management, the authorization was granted with the favorable vote of all the members of the Board of Directors. In both cases, the period for the disposition of their securities has been granted as the period corresponding to the period of acceptance of the TOs.

Forward-Looking Statements.

This communication contains forward-looking statements related to a proposed tender offer for shares of Éxito. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should,” “would” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are based on Éxito’s expectations as of the date they were first made and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include, among others, the outcome and timing of regulatory reviews and the timing of the completion of the tender offer. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Unless as otherwise stated or required by applicable law, Éxito undertakes no obligation and does not intend to update these forward-looking statements, whether as a result of new information, future events or otherwise.

Important Information for U.S. Investors

This communication is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any shares or other securities. On December 18, 2023, Cama Commercial Group, Corp. (the “Buyer”) filed with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and on December 20, 2023, Éxito filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

U.S. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT, OFFER TO PURCHASE, SOLICITATION/RECOMMENDATION STATEMENT, AND ANY AMENDMENTS THERETO FROM TIME TO TIME, AND ALL OTHER RELEVANT DOCUMENTS THAT HAVE BEEN AND WILL BE FILED WITH THE SEC REGARDING THE PROPOSED TRANSACTION CAREFULLY BEFORE MAKING A DECISION CONCERNING THE TENDER OFFER AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER.

Such documents, and other documents filed with the SEC by the Buyer and Éxito, may be obtained by U.S. shareholders without charge after they have been filed at the SEC’s website at www.sec.gov. The offer to purchase and related materials may also be obtained for free by U.S. shareholders by contacting the information agent for the tender offer that will be named in the Tender Offer Statement on Schedule TO.

This communication shall not constitute a tender offer in any country or jurisdiction in which such offer would be considered unlawful or otherwise violate any applicable laws or regulations.

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1        The tender offers launched by Cama Commercial Group, Corp. are intended to acquire at least 661,910,823 common shares of Éxito, representing, as of September 30, 2023, 51.00% of the subscribed, paid, and outstanding common shares of Éxito, and at most 1,297,864,359 common shares of Éxito, representing, as of September 30, 2023, 100% of the subscribed, paid, and outstanding common shares of Éxito.